Exhibit 5
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                    [Letterhead of Thomas L. Chapple]



                                       April 15, 1994



Gannett Co., Inc.
1100 Wilson Boulevard
Arlington, VA  22234

      RE:    Filing of Registration Statement on Form S-3 in
             Connection with the Secondary Offering of 134,653
             Shares of the Common Stock of Gannett Co., Inc.

Ladies and Gentlemen:

     The following opinion is furnished in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") by Gannett Co., Inc. (the "Company") in connection with the registration of a total of 134,653 shares of the Company's common stock, $1.00 par palue (the "Shares"), held by certain shareholders of the Company listed in the Registration Statement.

     As General Counsel and Secretary of the Company, I am familiar with the corporate affairs of the Company. In addition, I have examined such corporate documents and other records as I have deemed necessary to provide a basis for this opinion.

     On the basis of the foregoing and other legal considerations deemed relevant, I am of the opinion that the Shares are duly authorized, legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus made a part thereof.

                                       Very truly yours,

                                       s/ Thomas L. Chapple
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                                       Thomas L. Chapple,
                                       General Counsel and
                                         Secretary